Exhibit 99

C R O S S®	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY DELIVERS STRONG THIRD QUARTER AND YEAR-TO-DATE RESULTS

•	Third Quarter Sales Grew 14.8% and Operating Income Increased 34.3%
•	Year-To-Date Sales Grew 14.9% and Operating Income Increased 48.1%
•	Third Quarter EPS of $0.16 vs. $0.13 in 2010
•	Year-To-Date EPS of $0.52 vs. $0.35 in 2010
•	Company buys back additional $1.6 million of its stock in 2011

Lincoln, RI – October 26, 2011 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the third quarter ended October 1, 2011.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “A.T. Cross built upon its outstanding first half performance and delivered a very strong third quarter.  The effort was led by the Cross Optical Group which grew 19.6%.  The year-to-date performance that our optical team has delivered; including, door expansion, the launch of Costa into the prescription sunglass market and the sponsorship of Kenny Chesney’s Goin’ Coastal tour has been outstanding.  As the sunglass peak season passes, we are already excited about our prospects for 2012.  During the quarter, the Cross Accessory Division also performed very well as the business saw growth in every region of the world.  Year to date, our Cross Accessory Division, led by growth in emerging markets, has grown 10%.  The Cross Accessory Division is entering its peak season with strength and we expect another productive quarter from the business.  A.T. Cross has momentum.  We have performed very well in the first nine months of the year and we expect to continue to deliver positive results as we move forward.”

Third Quarter 2011 Results

Consolidated sales for the third quarter of 2011 increased by 14.8% to $43.8 million compared to $38.2 million in the third quarter of 2010.  The Cross Optical Group (COG) reported third quarter sales of $18.0 million, a 19.6% increase compared to last year.  The Cross Accessory Division (CAD) recorded sales of $25.8 million, an increase of 11.7%, compared to last year.

Gross margin in the quarter was 53.6%, 80 basis points lower than last year’s third quarter.

Operating income in the quarter increased 34.3% to $3.0 million as compared to $2.2 million last year.

Net income for the third quarter was $1.9 million, or $0.16 per basic share, compared to $1.6 million, or $0.13 per basic share, last year.

Year-To-Date 2011 Results

Consolidated sales for the first nine months of 2011 increased by 14.9% to $131.4 million compared to $114.3 million in 2010.  CAD recorded sales of $71.7 million or 10.0% higher compared to last year.  COG sales grew 21.6% to $59.7 million from $49.1 million in 2010.

Gross margin for the first nine months of 2011 was 56.3% or 10 basis points higher than 2010.

Year-to-date operating income was $9.9 million, 48.1% higher than 2010 operating income of $6.7 million.

Net income for the nine-month period was $6.3 million, or $0.52 per basic share, compared to $4.5 million or $0.35 per basic share, last year.

Stock Repurchase

The Company repurchased 47,867 Class A shares in the third quarter at an average price of $10.17 per share, and 157,817 Class A shares at an average price of $10.26 per share in the first nine months of 2011.  Since December 2009, the Company has repurchased approximately 20% of its outstanding common stock at an average price of $4.13 per share.

Guidance

The Company reiterated its previous 2011 earnings guidance of $0.67 to $0.70 per share.  2012 Guidance will be given in early January.

Conference Call

The Company’s management will host a conference call today, October 26, 2011 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued operating results for COG and CAD during the balance of 2011 and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the potential effect of both domestic and international economic issues on consumer confidence, as well as consumer preferences and consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of October 26, 2011.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net sales	$43,809	$38,156	$131,359	$114,277
Cost of goods sold	20,338	17,410	57,347	50,107
Gross Profit	23,471	20,746	74,012	64,170

Selling, general and administrative expenses	17,396	15,918	56,069	50,053
Service and distribution costs	2,325	1,897	6,020	5,366
Research and development expenses	746	694	2,024	2,067
Operating Income	3,004	2,237	9,899	6,684
Interest and other expense	(657)	(437)	(1,010)	(853)
Income Before Income Taxes	2,347	1,800	8,889	5,831
Income tax provision	427	170	2,559	1,313
Net Income	$1,920	$1,630	$6,330	$4,518

Net Income per Share:
Basic	$ 0.16	$ 0.13	$ 0.52	$ 0.35
Diluted	$ 0.15	$ 0.13	$ 0.49	$ 0.34

Weighted Average Shares Outstanding:
Basic	12,244	12,124	12,183	12,929
Diluted	13,040	12,524	12,975	13,193

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Segment Data: Cross Accessory Division
Net Sales	$25,795	$23,092	$71,681	$65,191
Operating Income (Loss)	748	248	(122)	(952)

Segment Data: Cross Optical Group
Net Sales	$18,014	$15,064	$59,678	$49,086
Operating Income	2,256	1,989	10,021	7,636

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	October 1, 2011	October 2, 2010
Assets
Cash and cash equivalents	$13,184	$9,582
Short-term investments	367	1,993
Accounts receivable	29,507	25,858
Inventories	40,499	35,373
Deferred income taxes	5,229	4,151
Other current assets	6,843	5,908
Total Current Assets	95,629	82,865

Property, plant and equipment, net	14,253	15,388
Goodwill	15,279	15,279
Intangibles and other assets	11,742	12,680
Deferred income taxes	9,820	10,143

Total Assets	$146,723	$136,355

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$23,775	$23,762
Retirement plan obligations	2,452	2,351
Income taxes payable	1,167	290
Total Current Liabilities	27,394	26,403

Long-term debt	21,221	19,221
Retirement plan obligations	14,501	13,834
Deferred gain on sale of real estate	2,346	2,868
Other long-term liabilities	452	654
Accrued warranty costs	1,578	1,483
Shareholders' equity	79,231	71,892

Total Liabilities and Shareholders' Equity	$146,723	$136,355

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com